Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-157642
Dated February 15, 2011

Final Terms for Issuance

Issuer:	Toyota Motor Credit Corporation

Security:	Floating Rate Medium Term Notes, Series B

Issuer Senior Long-Term	Aa2 (negative outlook) / AA (negative outlook)
Debt Ratings:

Cusip:	89233P5A0

Pricing Date:	February 15, 2011

Settlement Date:	February 17, 2011

Maturity Date:	February 19, 2013

Principal Amount:	$100,000,000
(may be increased prior to the Settlement Date)

Re-offer Price:	100.00%

Gross Underwriting Spread:	0.06%

All-in Price to Issuer:	99.94%

Net Proceeds to Issuer:	$99,940,000

Floating Rate Index:	Prime Rate

Floating Rate Spread:	- 265 basis points

Index Source:	Prime Rate (daily weighted average)

Interest Payment Frequency:	Quarterly

Initial Interest Payment Date:	May 19, 2011 (long first coupon)

Initial Interest Rate:	Prime Rate on Settlement Date - 265 basis points

Interest Payment Dates:	On the 19th of each May, August, November, February and on the Maturity Date

Interest Reset Dates:	Each Business Day

Interest Determination Dates:	Each Business Day, using the prior Business Day for non-Business Days

Interest Rate Cutoff:	2 Business Days prior to each related Interest Payment Date

Day Count Convention:	Actual/360

Business Day Convention:	Following, adjusted

Business Days:	New York

Governing Law:	New York

Calculation Agent:	Deutsche Bank Trust Company Americas

Minimum Denominations:	$1,000 and $1,000 increments thereafter

Agent:	Citigroup Global Markets Inc.

DTC Number:	#274

Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the prospectus dated March 2, 2009 and prospectus supplement thereto dated March 10, 2009 relating to these notes.

The issuer has filed a registration statement (including a prospectus)
with the U.S. Securities and Exchange Commission (SEC) for the
offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the web at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.

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